Exhibit 99.1

Summary of Charles M. Dauber Employment Agreement for 2014 and 2015

The Company’s employment agreement with Mr. Dauber provides for a base salary of $325,000 in 2014 and $350,000 in 2015. An annual performance-based cash bonus target of $150,000 has been established for 2014 and $175,000 for 2015. Payment of such performance-based cash bonus is based on achievement of individual and Company performance goals and objectives to be negotiated at the beginning of each year. Payment of the performance bonus requires achievement of at least 70% of targeted objectives and the bonus amount is pro-rated for achievement of less than 100% of targeted objectives and may go above the targeted level for above-target achievement.

Mr. Dauber will also receive performance-based equity incentive awards of 80,000 restricted stock units in 2014 and in 2015. Vesting of performance-based restricted stock units is subject to continued employment and achievement of at least 70% of annual individual and Company performance goals and objectives to be negotiated at the beginning of each year. Vested amount is pro-rated for achievement of between 70% and 100% of targeted objectives. All vested restricted stock units convert into common stock on a one-to-one basis in four equal annual installments from the original grant date, subject to a continuing employment requirement.

It is estimated that approximately 70% of Mr. Dauber’s potential total compensation will be performance-based, and subject to the company meeting at least 70% of targeted objectives. Individual performance goals may require a subjective evaluation and judgment with respect to achievement of these goals which is made by the Compensation Committee of the Board of Directors.

Mr. Dauber will also be eligible to participate in the Company’s benefit programs available to its senior executives.

The agreement provides for severance benefits in the event Mr. Dauber is discharged after a change of control or other than for cause or disability.